EXHIBIT 99.1

Harsco Reports 18 Percent Increase in Second Quarter 2008 Diluted EPS and 16 Percent Increase in Sales

    * Second quarter sales up 16 percent to a record $1.1 billion;
      diluted EPS from continuing operations up 18 percent to a record
      $1.07
    * Record performance led by 18 percent increase in operating income from Company's Access Services Segment
    * Second quarter cash flow from operations a record $178 million, up 15 percent; cash from operations through the first half of
      2008 exceeds $200 million for the first time
    * Company expects continued mid-teens EPS growth in 2008 second half, adjusts full-year 2008 guidance for diluted EPS from continuing operations from $3.45 to $3.55 to new range of $3.50 to $3.55

HARRISBURG, Pa., July 29, 2008 (PRIME NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) today reported record second quarter 2008 results from continuing operations.

Second quarter 2008 diluted EPS from continuing operations was a record $1.07, up 18 percent from $0.91 in the second quarter of 2007. Income from continuing operations was a record $90.4 million, compared with $77.0 million last year, an increase of 17 percent. Overall operating margins were 13.3 percent, compared with 14.4 percent in the second quarter of last year. Second quarter sales totaled a record $1.1 billion, up 16 percent from sales of $946 million in the same period last year. The weaker U.S. dollar in relation to foreign currencies added approximately $58 million to second quarter sales and approximately $7.8 million in pre-tax income but was also a factor in the Company's increased fuel costs. The Company was particularly impacted during the quarter in its Mill Services Segment, which incurred net higher fuel costs of approximately $9 million over this time last year.

For the first six months of 2008, sales, income from continuing operations, and diluted earnings per share were all records. Income from continuing operations was $147.3 million, or $1.74 per diluted share, compared with income from continuing operations of $122.5 million, or $1.45 per diluted share in the first six months of 2007, an increase of 20 percent in both income and diluted EPS. Sales for the first six months of 2008 were $2.1 billion, an increase of 17 percent from $1.8 billion in the same period a year ago. Foreign currency translation increased first half sales by approximately $120 million, and contributed $14.2 million to pre-tax operating income. Here again, though, the weaker dollar contributed to an approximately $12 million year-over-year increase in net fuel costs for the Company's Mill Services Segment.

Commenting on the Company's results, Harsco Chairman and Chief Executive Officer Salvatore D. Fazzolari said, "Despite the challenging economic backdrop, the Harsco team was able to deliver another record quarter led by high-teens earnings growth. We expect to sustain our momentum with solid earnings growth in the second half of the year.

"The expected moderation within some of our Access Services markets was more than offset in the quarter by better year-over-year results in other geographies, including the Middle East, Asia Pacific, Canada and parts of Europe. We believe that our expanding geographic balance will continue to serve us well in forthcoming quarters, and we are particularly pleased with our entry into India.

"We were also encouraged with our progress on a number of fronts in our Mill Services Segment during the quarter. Despite the continued headwind of significantly higher year-over-year fuel costs, we were able to improve margins on a sequential basis, as was our stated goal at the end of the first quarter. We expect to continue to make steady progress for the remainder of 2008. We are already taking constructive steps to recapture more immediately some of our higher fuel costs and address several underperforming contracts. Our decision to exit a number of historically low margin contracts within the next few months should in itself contribute to margin improvement. Likewise, we are well along in the negotiation of a number of new contracts that we expect to sign in the second half of 2008, which will further enhance future margins. While much is yet to be done to return our Mill Services Segment to its former margin levels, we firmly believe that the journey is solidly underway, and we are confident of its successful conclusion.

"The results from our Minerals & Rail Services and Products Group were excellent, particularly given the comparison to the very strong second quarter of 2007. All three operating arms of the Group -- rail, minerals, and the products companies -- contributed to this Group's fine performance.

"Like most companies, Harsco will continue to face a challenging macroeconomic environment. However, we firmly believe that the strategies we have pursued to expand our global footprint and further enhance our strong operating balance have prepared us well for such an environment and will continue to provide disciplined and sustainable growth."

Outlook

Harsco Senior Vice President and Chief Financial Officer Stephen J. Schnoor said, "Given the geographic balance and business diversity that we have achieved and the expected earnings contribution from all three of our business groups, we are adjusting our full year 2008 guidance for EPS from continuing operations to a new range of $3.50 to $3.55, from the previous range of $3.45 to $3.55 per diluted share. Using the midpoint of this adjusted guidance, this reflects an increase of 17 percent from 2007s diluted EPS from continuing operations of $3.01.

"For the third quarter of 2008, we are forecasting earnings from continuing operations in the range of $0.92 - $0.95 per share, compared with $0.83 per share in the third quarter of 2007. Again, using the mid-point of the guidance, this reflects an increase of 13 percent."

Second Quarter Business Review

Access Services

Second quarter 2008 sales increased 19 percent to $429 million from $361 million last year. Organic growth contributed $35 million, or 10 percent; acquisitions contributed $4 million, or 1 percent; and positive foreign currency translation contributed $29 million, or 8 percent. Operating income increased by 18 percent to $58.1 million in the second quarter, up from $49.3 million in the comparable period last year. Positive foreign currency translation increased operating income by approximately $5 million in this year's second quarter. Operating margins were essentially comparable with last year at 13.5 percent vs. 13.7 percent in the second quarter of 2007.

The strong second quarter performance was led by improved results in the Middle East, Asia Pacific, Canada and parts of Europe, which more than offset some slowness during the quarter, particularly in the U.K., Denmark and Ireland.

The overall outlook for the second half remains positive, and the Company expects to continue to be well-served by its expanding geographic balance in this segment. Such expansion plans include India, Russia, South Africa and South America. In addition, the Company is taking advantage of the mobility of its rental equipment and strategically relocating its worldwide stock to regions, which will continue to provide the highest returns and sustain operating margins.

Mill Services

Sales in the second quarter of 2008 increased 17 percent to $445 million from $381 million in last year's comparable quarter. Organic sales were up $27 million, or just over 7 percent, reflecting increased global steel production and new contract signings; acquisitions contributed almost $11 million, or approximately 3 percent; and positive foreign currency translation contributed $27 million, or 7 percent. Second quarter operating income increased by 1 percent to $37.1 million from $36.7 million in the comparable period last year. Foreign currency translation, particularly from the strong euro in comparison to the dollar, contributed $3.6 million to operating income in the quarter. Impacted by higher fuel costs, operating margins fell to 8.3 percent in the second quarter from last year's 9.6 percent but were up sequentially from 7.0 percent in the first quarter of 2008.

A major goal for this segment is continued sequential improvement in margins. In addition to the progress made in the second quarter, the Company expects additional progress as it successfully renegotiates or exits a number of underperforming contracts in the second half of 2008. Further, new contract bidding activity remains strong, and the Company expects several meaningful signings in forthcoming quarters. Lastly, steady progress is expected in the reduction of the negative impact from fuel prices. This will come from the automatic recapture of some of the higher fuel prices over the next twelve months through inflation adjustment clauses in existing contracts and from direct negotiations with customers for further fuel cost relief. In addition, any sustained reduction in the recent record-high oil prices in the marketplace will also have a favorable effect on future results and margins.

Minerals & Rail Services and Products

The Minerals & Rail Services and Products Group posted improved revenues and earnings in the quarter, exceeding its exceptional second quarter comparables in 2007. Results were led by the Group's Track Technologies, Air-X-Changers, Reed Minerals and Patterson-Kelley business units, all of which saw increased levels of activity in the quarter compared with last year.

Sales of $225 million in the quarter were 10 percent higher than the $204 million in the same period last year. Organic sales growth contributed $18 million, or approximately 9 percent; with acquisitions and positive currency translation contributing a combined $2 million, or approximately 1 percent. Operating income increased from $50.5 million to $52.0 million, or 3 percent. Foreign currency translation decreased operating income by $0.1 million in the second quarter of 2008. Operating margins of 23.1 percent in this year's second quarter were, as expected, slightly below the exceptionally strong 24.7 percent margins reported in the second quarter of last year.

The Group expects its solid results to continue in the second half but more in line with those of the same period last year. This is due principally to higher anticipated cost of sales resulting from increased commodity prices. Also, the timing of large unit deliveries within the Company's Track Technologies unit may cause some imbalance in quarterly performance in the final half of the year.

Liquidity, Capital Resources and Other Matters

Net cash provided by operating activities for the second quarter of 2008 was a record $178 million, a 15 percent increase over the $155 million for the comparable period last year. Net cash used by investing activities was $142 million, an 11 percent increase over the $128 million last year. The increased use of cash continues to be primarily due to higher expenditures for organic growth and capital initiatives to improve operational efficiencies. Net cash provided by operating activities for the first six months of 2008 was a record $210 million, compared with $197 million in 2007, an increase of 7 percent.

During the first six months of 2008, the Company's total debt increased by $107 million to $1.2 billion at June 30, 2008. The increase in debt was principally due to higher growth-related capital expenditures and the strengthening of the euro and pound sterling. However, the debt-to-capital ratio decreased by 140 basis points to 40.3 percent at the end of the second quarter of 2008, down from 41.7 percent at the end of the first quarter, and was 50 basis points lower than the 40.8 percent at the end of 2007.

Economic Value Added (EVA(r)) in the first half of 2008 improved over the same period last year.

Forward-Looking Statements

This news release contains forward-looking statements based on management's current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about the company's strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like "may," "could," "believes," "expects," "anticipates," "plans," "intends," "projects," "indicates," and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Harsco, particularly its latest annual report on Form 10-K and quarterly report on Form 10-Q, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, changes in the worldwide business environment in which the Company operates; changes in the performance of stock and bond markets; changes in governmental laws and regulations; market and competitive changes, including pricing pressures, market demand and acceptance for new products, services, and technologies; unforeseen business disruptions in one or more of the many countries in which the Company operates; the seasonal nature of the Company's business; the successful integration of the Company's strategic acquisitions; and the amount and timing of repurchases of the Company's common stock, if any. The Company undertakes no duty to update forward-looking statements.

Conference Call

As previously announced, the Company will hold a conference call today at 2:00 p.m. Eastern Time (ET) to discuss its results and respond to questions from the investment community. The conference call will be broadcast live through the Harsco Corporation website at www.harsco.com. The call can also be accessed by telephone by dialing (800) 611-4920, or (706) 634-5923 from outside the United States and Canada. Enter Conference ID number 52725646. Listeners are advised to dial in at least five minutes prior to the call. Replays will be available via the Harsco website, or by telephone beginning approximately 5:00 pm ET today. The telephone replay dial-in number is (800) 642-1687, or (706) 645-9291 from outside the United States and Canada. Enter Conference ID number 52725646.

About Harsco

Harsco Corporation is one of the world's leading diversified industrial services companies, serving key industries that play a fundamental role in worldwide economic growth and development. These include infrastructure, non-residential construction and industrial maintenance; metals and minerals; railways; and energy. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=361

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

 (In thousands,       Three Months Ended        Six Months Ended
  except per share          June 30                  June 30
  amounts)             2008         2007       2008          2007
 ----------------------------------------------------------------------
 Revenues from
  continuing
  operations:
  Service revenues  $  944,490    $810,429  $1,797,118    $1,533,244
  Product revenues     155,098     135,720     290,260       252,931
 ----------------------------------------------------------------------
   Total revenues    1,099,588     946,149   2,087,378     1,786,175
 ----------------------------------------------------------------------

 Costs and expenses
  from continuing
  operations:
  Cost of services
   sold                686,531     585,677   1,324,589     1,124,215
  Cost of products
   sold                105,215      97,580     198,162       184,659
  Selling, general
   and
   administrative
   expenses            160,332     127,313     316,964       255,068
  Research and
   development
   expenses              1,508         734       2,561         1,727
  Other (income)
   expenses                163      (1,003)       (117)       (1,916)
 ----------------------------------------------------------------------
   Total costs and
    expenses           953,749     810,301   1,842,159     1,563,753
 ----------------------------------------------------------------------

   Operating income
    from continuing
    operations         145,839     135,848     245,219       222,422

 Equity in income of
  unconsolidated
  entities, net            246         285         650           413
 Interest income           886       1,173       1,800         2,212
 Interest expense      (19,075)    (20,540)    (36,194)      (39,116)
 ----------------------------------------------------------------------

   Income from
    continuing
    operations
    before
    income taxes
    and minority
    interest           127,896     116,766     211,475       185,931

 Income tax expense    (35,000)    (37,388)    (59,188)      (58,989)
 ----------------------------------------------------------------------

   Income from
    continuing
    operations
    before minority
    interest            92,896      79,378     152,287       126,942

 Minority interest
  in net income         (2,525)     (2,335)     (5,025)       (4,459)
 ----------------------------------------------------------------------

 Income from
  continuing
  operations            90,371      77,043     147,262       122,483
 ----------------------------------------------------------------------

 Discontinued
  operations:
  Income (loss)
   from
   discontinued
   business               (841)      8,379        (586)       11,500
  Income tax
   expense                 353      (2,353)        246        (3,260)
 ----------------------------------------------------------------------
 Income (loss) from
  discontinued
  operations              (488)      6,026        (340)        8,240
 ----------------------------------------------------------------------
   Net Income       $   89,883    $ 83,069  $  146,922    $  130,723
 ======================================================================

 Average shares of
  common stock
  outstanding           84,271      84,145      84,323        84,097

 Basic earnings per
  common share:
  Continuing
   operations       $     1.07    $   0.92  $     1.75    $     1.46
  Discontinued
   operations            (0.01)       0.07       (0.00)         0.10
 ----------------------------------------------------------------------
 Basic earnings per
  common share      $     1.07(a) $   0.99  $     1.74(a) $     1.55(a)
 ======================================================================

 Diluted average
  shares of common
  stock outstanding     84,751      84,702      84,801        84,641

 Diluted earnings
  per common share:
  Continuing
   operations       $     1.07    $   0.91  $     1.74    $     1.45
  Discontinued
   operations            (0.01)       0.07       (0.00)         0.10
 ----------------------------------------------------------------------
 Diluted earnings
  per common
  share             $     1.06    $   0.98  $     1.73(a) $     1.54(a)
 ======================================================================

 (a) Does not total due to rounding.

 HARSCO CORPORATION
 CONSOLIDATED BALANCE SHEETS (Unaudited)
                                       June 30             December 31
 (In thousands)                          2008                  2007
 ---------------------------------------------------------------------
 ASSETS

 Current assets:

   Cash and cash equivalents        $    123,309          $    121,833
   Trade accounts receivable, net        907,802               779,619
   Other receivables                      59,895                44,475
   Inventories                           368,108               310,931
   Other current assets                   99,165                88,016
   Assets held-for-sale                    1,261                   463
 ---------------------------------------------------------------------
     Total current assets              1,559,540             1,345,337
 ---------------------------------------------------------------------
 Property, plant and equipment, net    1,710,827             1,535,214
 Goodwill, net                           744,662               720,069
 Intangible assets, net                  178,278               188,864
 Other assets                            119,850               115,946
 ---------------------------------------------------------------------
     Total assets                   $  4,313,157          $  3,905,430
 =====================================================================

 LIABILITIES

 Current liabilities:

   Short-term borrowings            $    140,217          $     60,323
   Current maturities of
    long-term debt                         8,096                 8,384
   Accounts payable                      370,652               307,814
   Accrued compensation                   95,136               108,871
   Income taxes payable                   35,310                41,300
   Dividends payable                      16,437                16,444
   Insurance liabilities                  53,240                44,823
   Advances on contracts                  82,380                52,763
   Other current liabilities             251,440               233,248
 ---------------------------------------------------------------------
     Total current liabilities         1,052,908               873,970
 ---------------------------------------------------------------------
 Long-term debt                        1,039,476             1,012,087
 Deferred income taxes                   183,350               174,423
 Insurance liabilities                    67,919                67,182
 Retirement plan liabilities             107,939               120,536
 Other liabilities                        98,963                91,113
 ---------------------------------------------------------------------
     Total liabilities                 2,550,555             2,339,311
 ---------------------------------------------------------------------

 STOCKHOLDERS' EQUITY

 Common stock                            138,870               138,665
 Additional paid-in capital              133,859               128,622
 Accumulated other comprehensive
  income (loss)                           94,251                (2,501)
 Retained earnings                     2,017,106             1,904,502
 Treasury stock                         (621,484)             (603,169)
 ---------------------------------------------------------------------
     Total stockholders' equity        1,762,602             1,566,119
 ---------------------------------------------------------------------
     Total liabilities and
      stockholders' equity          $  4,313,157          $  3,905,430
 =====================================================================

 HARSCO CORPORATION
 CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                    Three Months        Six Months
                                    Ended June 30      Ended June 30
 (In thousands)                    2008      2007     2008      2007
 ---------------------------------------------------------------------

 Cash flows from operating
  activities:
   Net income                   $ 89,883  $ 83,069  $146,922  $130,723
   Adjustments to reconcile net
     income to net cash provided
     (used) by operating
     activities:
     Depreciation                 80,920    67,778   157,542   132,787
     Amortization                  7,779     7,690    15,449    12,959
     Equity in income of
      unconsolidated
      entities, net                (246)      (285)     (650)     (414)
     Dividends or distributions
      from unconsolidated
      entities                       484       176       484       176
     Other, net                   (4,837)      (61)   (2,687)     (821)
     Changes in assets and
      liabilities, net of
      acquisitions and
      dispositions of
      businesses:
       Accounts receivable       (55,802)  (49,633) (104,705)  (93,118)
       Inventories                (3,819)  (24,154)  (45,846)  (54,224)
       Accounts payable           34,320    25,157    41,397    11,215
       Accrued interest
        payable                   11,540     9,437    15,818    15,057
       Accrued compensation        5,970    14,525   (18,368)   (8,323)
       Other assets and
        liabilities               12,267    21,210     5,057    50,579
 ---------------------------------------------------------------------

       Net cash provided by
        operating activities     178,459   154,909   210,413   196,596
 ---------------------------------------------------------------------

 Cash flows from investing
  activities:
    Purchases of property,
     plant and equipment        (138,463) (117,839) (258,283) (201,202)
    Net use of cash associated
     with the purchases of
     businesses                   (9,552)  (14,987)  (13,575) (227,323)
    Proceeds from sale of
     assets                        5,200     6,261     7,167    10,773
    Other investing activities       482    (1,453)   15,279    (1,845)
 ---------------------------------------------------------------------

      Net cash used by
       investing activities     (142,333) (128,018) (249,412) (419,597)
 ---------------------------------------------------------------------

 Cash flows from financing
  activities:
   Short-term borrowings,
    net                          (38,436)  (27,961)   73,783   220,926
   Current maturities and
    long-term debt:
     Additions                   547,221   171,692   686,373   466,480
     Reductions                 (517,778) (167,644) (675,649) (446,171)
   Cash dividends paid
    on common stock              (16,428)  (14,921)  (32,899)  (29,837)
   Common stock issued-
    options                           30     3,358     1,276     3,899
   Common stock acquired
    for treasury                      --        --   (16,858)       --
   Other financing activities     (3,400)   (1,898)   (3,436)   (3,448)
 ---------------------------------------------------------------------

      Net cash provided
       (used) by financing
       activities                (28,791)  (37,374)   32,590   211,849
 ---------------------------------------------------------------------

 Effect of exchange rate
  changes on cash                  1,072     4,379     7,885     5,819
 ---------------------------------------------------------------------

 Net increase (decrease)
  in cash and cash equivalents     8,407    (6,104)    1,476    (5,333)

 Cash and cash equivalents at
  beginning of period            114,902   102,031   121,833   101,260
 ---------------------------------------------------------------------

 Cash and cash equivalents
  at end of period             $ 123,309 $  95,927 $ 123,309 $  95,927
 =====================================================================

 HARSCO CORPORATION
 REVIEW OF OPERATIONS BY SEGMENT (Unaudited)
 (In thousands)

                            Three Months Ended     Three Months Ended
                              June 30, 2008          June 30, 2007

                                      Operating              Operating
                                       Income                 Income
                            Sales      (loss)      Sales      (loss)
 ----------------------------------------------------------------------

 Access Services Segment  $  429,176  $  58,134  $  360,921  $  49,305

 Mill Services Segment       445,490     37,114     380,824     36,670

 All Other Category
  (Minerals & Rail
  Services and Products)     224,862     52,036     204,404     50,539

 General Corporate                60     (1,445)         --       (666)
 ----------------------------------------------------------------------

 Consolidated Totals      $1,099,588  $ 145,839  $  946,149  $ 135,848
 =====================================================================

                             Six Months Ended       Six Months Ended
                              June 30, 2008          June 30, 2007

                                      Operating              Operating
                                       Income                 Income
                            Sales      (loss)      Sales      (loss)
 ----------------------------------------------------------------------

 Access Services Segment  $  808,000  $  95,972  $  677,130  $  84,346

 Mill Services Segment       862,206     66,321     741,594     68,978

 All Other Category
  (Minerals & Rail
  Services and Products)     417,052     85,978     367,451     69,918

 General Corporate               120     (3,052)         --       (820)
 ----------------------------------------------------------------------

 Consolidated Totals      $2,087,378  $ 245,219  $1,786,175  $ 222,422
 ======================================================================

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth Julian
            717.730.3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com